Exhibit 99.1

[West Marine Logo]

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

WEST MARINE REPORTS SECOND QUARTER 2008

PRELIMINARY OPERATING RESULTS AND UPDATED 2008

EARNINGS GUIDANCE

WATSONVILLE, CA, July 24, 2008 - West Marine, Inc. (Nasdaq: WMAR) today released results for the second quarter ended June 28, 2008.

2008 SECOND-QUARTER RESULTS

To better communicate West Marine’s core operating results, certain key metrics are being presented both excluding and including the impact of certain significant events that impacted second quarter results.

For the thirteen weeks ended June 28, 2008:

•	Adjusted pre-tax income (excluding the impact of the significant events) was $29.2 million versus $33.4 million for the corresponding period last year.

•	Adjusted net income (excluding the impact of the significant events) was $20.5 million and $0.93 per share versus $20.8 million and $0.95 per share last year.

•	Reported pre-tax income (including the impact of the significant events) was $26.8 million versus $33.4 million last year.

•	Reported net income (including the impact of the significant events) was $4.4 million and $0.20 per share versus $20.8 million and $0.95 per share last year.

The pre-tax earnings decline was driven primarily by lower sales and partially offset by expense reductions.

The significant events impacting second quarter and year-to-date results for 2008 were:

•

A $14.6 million non-cash full valuation allowance established against our net deferred tax assets. This entry was required by accounting rules based on recent earnings trends, and had no impact on pre-tax earnings. However, this charge reduced net income by $14.6 million and after-tax earnings per share by $0.66 for both second quarter and year-to-date results.

•

Continued cooperation with the previously-announced SEC investigation required expenditures in the second quarter of $0.5 million pre-tax, or $0.01 per share after-tax, with a year-to-date impact of our cooperation at $2.1 million pre-tax and $0.06 per share after-tax.

•

Management’s ongoing evaluation of individual store performance resulted in a non-cash asset impairment charge in the second quarter of $1.9 million pre-tax, or $0.06 per share after-tax, with a year-to-date impact of $2.2 million pre-tax and $0.06 per share after-tax.

A tabular reconciliation of pre-tax income, net income and earnings per share adjusted to exclude the significant events to as-reported results appears at the end of this release.

Net sales for the thirteen weeks ended June 28, 2008 were $226.7 million, compared to net sales of $247.1 million for the thirteen weeks ended June 30, 2007. Comparable store sales declined 7.8% versus the same period a year ago.

Gross profit for the thirteen weeks ended June 28, 2008 was $78.4 million, a decrease of $7.5 million compared to 2007. As a percentage of net sales, gross profit was 34.6%, a decrease of 20 basis points compared to the gross profit of 34.8% last year. The decrease in gross profit as a percentage of sales was primarily the result of occupancy costs that have a disproportionate impact on gross profit as sales decline. Product margins were up slightly year-over-year, and we also benefitted from reduced inventory shrinkage levels.

Selling, general and administrative expense (SG&A) for the quarter was $48.9 million, a decrease of $2.3 million compared to $51.2 million for the same period last year. Expenses de-leveraged by 90 basis points, at 21.6% of sales. Included in SG&A was the previously-mentioned $0.5 million in SEC cooperation expense and a $0.8 million unfavorable impact of Canadian foreign currency exchange. Excluding these items, expenses decreased by $3.6 million and de-leveraged 30 basis points, driven by the impact of lower sales.

Significantly higher income taxes versus last year were driven by the $14.6 million valuation allowance established during the quarter, based on guidance provided in Statement of Financial Accounting Standards (SFAS) No. 109 and considering recent losses. This charge will have no impact on cash flow or future prospects, nor does it alter our ability to utilize such assets in the future.

2008 YEAR-TO-DATE RESULTS

For the twenty-six weeks ended June 28, 2008:

•	Adjusted pre-tax income (excluding the impact of the significant events) was $5.6 million versus $15.1 million for the corresponding period last year.

•	Adjusted net income (excluding the impact of the significant events) was $3.9 million and $0.18 per share versus $9.5 million and $0.43 per share last year.

•	Reported pre-tax income (including the impact of the significant events) was $1.4 million versus $15.1 million last year.

•	Reported net loss (including the impact of the significant events) was $13.2 million and $0.60 per share versus net income of $9.5 million and $0.43 per share last year.

Net sales for the twenty-six weeks ended June 28, 2008 were $339.9 million, compared to net sales of $372.9 million for the twenty-six weeks ended June 30, 2007. Comparable store sales declined 8.4% versus the same period a year ago.

Gross profit for the twenty-six weeks ended June 28, 2008 was $100.9 million, a decrease of $12.1 million compared to the same period last year. As a percentage of net sales, gross profit for the first six months was 29.7%, a decrease of 60 basis points versus last year. The decrease in gross profit as a percentage of sales was the result of occupancy costs that de-leveraged by 106 basis points on the lower sales volume. Partially offsetting this expense was favorable buying and distribution expenses, with 50 basis points of positive impact.

SG&A for the first six months was $95.7 million, an increase of $0.5 million versus last year. SG&A as a percentage of sales for the first six months was 28.2%, an increase of 270 basis points over the prior year. Included in these expenses was $2.1 million in SEC cooperation expense and a $1.4 million unfavorable impact of Canadian foreign currency exchange rates. Excluding these items, expenses decreased by $3.0 million but de-leveraged 160 basis points, driven by the impact of lower sales.

Significantly higher income taxes year-to-date versus last year were driven by the $14.6 million valuation allowance established during the quarter.

Net cash flow provided by operating activities for the twenty-six weeks ended June 28, 2008 was $16.3 million.

Geoff Eisenberg, Chief Executive Officer of West Marine, commented, “Our financial results for the second quarter of 2008 reflected the ongoing softness we’ve seen in boating activity and in the economy in general. Our (pre-tax, pre-significant event) operating results were relatively good considering our sales shortfall, and are a strong indication that our Team of Associates is making excellent progress in managing our business during this challenging period.

With our very healthy balance sheet, focused management of assets, solid cash flow and strong liquidity position, we believe West Marine remains in good shape to not only ride out these challenging times, but also win additional market share as we improve our ability to succeed in the short and long term.”

2008 EARNINGS GUIDANCE UPDATE

West Marine also announced today that it is revising its full year 2008 earnings guidance downward, from a previously-communicated earnings range of $0.02 to $0.09 per share to a revised after-tax loss range of $0.32 to $0.42 cents per share. The revised range does not include the following:

•	Non-recurring charges of $0.37 per share in connection with a restructuring of the business, which includes:

•	closures of underperforming stores;

•	the closure of one of three distribution centers;

•	implementing staffing and service model changes in the Port Supply wholesale business;

•	closing of the Largo, Florida call center; and

•	expense cuts and process streamlining in support and overhead functions.

•	A decrease in our anticipated effective tax rate to 3.2% because of limitations on our ability to benefit from loss carrybacks, with an impact of $0.43 per share.

•	The $14.6 million non-cash valuation allowance recorded in the second quarter, with an impact of $0.66 per share.

Including the above items, West Marine anticipates an after-tax loss of $1.78 to $1.88 per share. As previously disclosed, the impact of the ongoing SEC investigation is not being included in guidance but will be reported separately.

For the year, comparable store sales are expected to decline 7.0% to 8.5%, versus the previously-communicated decline of 3.5% to 5.0%. Total company sales are expected to range from $625 million to $635 million, versus prior guidance of $660 million to $670 million.

In further explaining the lower guidance, Eisenberg said, “We do expect continued softness in our industry in the near term, and we believe the best approach for us is to be conservative in our market outlook, and aggressive in our internal change-management. We have been actively re-engineering our business and expect that these initiatives will improve our company. We will use this downturn to our advantage and become a stronger, more focused organization for the benefit of our customers, associates and shareholders.”

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, July 24, 2008 at 8:30 AM Pacific Time to discuss second quarter 2008 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and Canada and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 56720907. The call leader is Geoff Eisenberg, West Marine’s President and Chief Executive Officer.

An audio replay of the call will be available July 24, 2008 at 11:30 AM Pacific Time through July 31, 2008 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the U.S. and Canada and (706) 645-9291 for international calls. The access code is 56720907.

ABOUT WEST MARINE

West Marine, the country’s largest specialty retailer of boating supplies and accessories, has 367 stores located in 38 states, Puerto Rico, Canada and a franchised store located in Turkey. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward looking statements include, among other things, statements that relate to the closure of our Maryland distribution center, the Florida call center and certain underperforming stores, and the currently expected charges to be incurred in connection therewith, as well as facts and assumptions underlying these expectations. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including our ability to manage inventory and operating expenses, including legal and administrative costs related to our restatements of prior years’ earnings, and unseasonably cold weather or natural disasters, as well as the other factors set forth in West Marine’s Form 10-K for the fiscal year ended December 28, 2007. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION

This press release includes non-GAAP financial measures, including adjusted pre-tax income, adjusted net income and adjusted earnings per share. We have reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the table attached at the end of this release. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate comparisons. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

		As Restated (1)
	June 28, 2008	June 30, 2007
ASSETS
Current assets:
Cash	$12,422	$13,754
Trade receivables, net	9,876	9,752
Merchandise inventories	277,063	280,596
Deferred income taxes	—	9,270
Other current assets	22,170	26,964

Total current assets	321,531	340,336
Property and equipment, net	64,539	70,828
Goodwill	—	56,905
Intangibles, net	173	211
Other assets	3,243	3,794

Total assets	$389,486	$472,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,569	$72,043
Accrued expenses and other	51,815	55,748

Total current liabilities	117,384	127,791
Long-term debt	51,000	53,889
Deferred rent, and other	8,328	9,048

Total liabilities	176,712	190,728
Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 22,049,113 shares issued and 22,021,541 shares outstanding at June 28, 2008, and 21,796,837 shares issued and 21,773,234 shares outstanding at June 30, 2007	22	22
Treasury stock	(366)	(348)
Additional paid-in capital	172,427	168,347
Accumulated other comprehensive loss	(266)	(279)
Retained earnings	40,957	113,604

Total stockholders’ equity	212,774	281,346

Total liabilities and stockholders’ equity	$389,486	$472,074

(1)	Amounts for the second quarter of 2007 reflect the restatement adjustments described in our Annual Report on Form 10-K for the year ended December 29, 2007. More information regarding the restatement also will be included in our Form 10-Q for the period ended June 28, 2008, which we expect to file on or before August 7, 2008.

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share data)

	13 Weeks Ended
	June 28, 2008		As Restated (1) June 30, 2007
Net sales	$226,681	100.0%	$247,091	100.0%
Cost of goods sold	148,270	65.4%	161,185	65.2%

Gross profit	78,411	34.6%	85,906	34.8%
Selling, general and administrative expense	48,926	21.6%	51,185	20.7%
Impairment of store assets	1,897	0.8%	—	0.0%

Income from operations	27,588	12.2%	34,721	14.1%
Interest expense	762	0.4%	1,273	0.6%

Income before income taxes	26,826	11.8%	33,448	13.5%
Income taxes	22,385	9.8%	12,646	5.1%

Net income	$4,441	2.0%	$20,802	8.4%

Net income per share:
Basic	$0.20		$0.96
Diluted	$0.20		$0.95
Weighted average common and common equivalent shares outstanding:
Basic	21,972		21,754
Diluted	21,985		21,923

West Marine, Inc.
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except share data)
	26 Weeks Ended
	June 28, 2008		As Restated (1) June 30, 2007
Net sales	$339,944	100.0%	$372,874	100.0%
Cost of goods sold	239,048	70.3%	259,878	69.7%

Gross profit	100,896	29.7%	112,996	30.3%
Selling, general and administrative expense	95,747	28.2%	95,240	25.5%
Impairment of store assets	2,163	0.6%	—	0.0%

Income from operations	2,986	0.9%	17,756	4.8%
Interest expense	1,608	0.5%	2,696	0.8%

Income before income taxes	1,378	0.4%	15,060	4.0%
Income taxes	14,598	4.3%	5,610	1.5%

Net income (loss)	$(13,220)	-3.9%	$9,450	2.5%

Net income (loss) per share:
Basic	$(0.60)		$0.44
Diluted	$(0.60)		$0.43
Weighted average common and common equivalent shares outstanding:
Basic	21,933		21,677
Diluted	21,933		21,982

(1)	Amounts for the second quarter of 2007 reflect the restatement adjustments described in our Annual Report on Form 10-K for the year ended December 29, 2007. More information regarding the restatement also will be included in our Form 10-Q for the period ended June 28, 2008, which we expect to file on or before August 7, 2008.

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	26 Weeks Ended
	June 28, 2008	As Restated (1) June 30, 2007
OPERATING ACTIVITIES:
Net income (loss)	$(13,220)	$9,450
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,460	9,782
Impairment of store assets	2,163	—
Impairment of long-lived assets	54	300
Share-based compensation	1,083	757
Tax (expense) benefit from equity issuance	(89)	321
Excess tax benefit from share based compensation	—	(328)
Provision for deferred income taxes	14,568	729
Provision for doubtful accounts	215	91
Lower of cost or market inventory adjustments	1,662	2,521
Loss on asset disposals	119	211
Changes in assets and liabilities:
Trade receivables	(3,387)	(4,130)
Merchandise inventories	(30,418)	(30,054)
Other current assets	(701)	(3,255)
Other assets	213	(503)
Accounts payable	30,372	33,329
Accrued expenses and other	4,039	10,055
Deferred items and other non-current liabilities	153	488

Net cash provided by operating activities	16,286	29,764

INVESTING ACTIVITIES:
Purchases from property and equipment	(9,138)	(10,196)
Proceeds from sale of property and equipment	21	202

Net cash used in investing activities	(9,117)	(9,994)

FINANCING ACTIVITIES:
Borrowings on line of credit	51,303	49,697
Repayments on line of credit	(52,603)	(64,835)
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	444	562
Treasury shares purchased	(18)	(66)
Proceeds from exercise of stock options	1	2,075
Excess tax benefit from share-based compensation	—	328

Net cash used in financing activities	(873)	(12,239)

Net increase in cash	6,296	7,531
CASH AT BEGINNING OF PERIOD	6,126	6,223

CASH AT END OF PERIOD	$12,422	$13,754

Other cash flow information:
Cash paid for interest	1,740	3,178
Cash paid (received) for income taxes	(2,462)	48
Non-cash investing activities:
Property and equipment additions in accounts payable	435	363

(1)	Amounts for the second quarter of 2007 reflect the restatement adjustments described in our Annual Report on Form 10-K for the year ended December 29, 2007. More information regarding the restatement also will be included in our Form 10-Q for the period ended June 28, 2008, which we expect to file on or before August 7, 2008.

West Marine, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

13 Weeks Ended June 28, 2008
GAAP Income before taxes	$26,826
SEC investigation expense	486
Impairment of store assets	1,897

Non-GAAP Adjusted Income before taxes	$29,209

13 Weeks Ended June 28, 2008
GAAP Net income	$4,441
SEC investigation expense	296
Impairment of store assets	1,158
Valuation allowance	14,568

Non-GAAP Adjusted Net income	$20,463

13 Weeks Ended June 28, 2008
GAAP Diluted net income per share	$0.20
SEC investigation expense	0.01
Impairment of store assets	0.06
Valuation allowance	0.66

Non-GAAP Adjusted Diluted net income per share	$0.93

26 Weeks Ended June 28, 2008
GAAP Income before taxes	$1,378
SEC investigation expense	2,064
Impairment of store assets	2,163

Non-GAAP Adjusted Income before taxes	$5,605

26 Weeks Ended June 28, 2008
GAAP Net income (loss)	$(13,220)
SEC investigation expense	1,259
Impairment of store assets	1,319
Valuation allowance	14,568

Non-GAAP Adjusted Net income	$3,926

26 Weeks Ended June 28, 2008
GAAP Diluted net income (loss) per share	$(0.60)
SEC investigation expense	0.06
Impairment of store assets	0.06
Valuation allowance	0.66

Non-GAAP Adjusted Diluted net income per share	$0.18